EXHIBIT 23.4

CONSENT

I hereby consent to the inclusion of and reference to my name and advice rendered the New Momentum Corporation, a Nevada corporation (the “Company”), in the Registration Statement on Form S-1 filed by the Company, with the United States Securities and Exchange Commission.  I concur with the summary advice disclosed, and agree to being named as an expert in, the referenced Registration Statement.

Dated: August 17, 2022

	By:	/s/ Tasman C.H. Tam
Tasman C.H. Tam